SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        --------------------------------

Name: SMITH BARNEY MULTIPLE DISCIPLINE ACCOUNT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                125 Broad Street
                            New York, New York 10004

Telephone Number (including area code): (203) 890-7026

                Name and address of agent for service of process:

                            Christina T. Sydor, Esq.
                        Smith Barney Fund Management LLC
                            300 First Stamford Place
                           Stamford, Connecticut 06902

                                   Copies to:

                             Burton M. Leibert, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]  No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Stamford and the State of Connecticut on the 26th day of June, 2002.


                                  SMITH BARNEY MULTIPLE DISCIPLINE ACCOUNT TRUST

                                  By: /s/ Christina T. Sydor
                                      ------------------------------
                                      Christina T. Sydor
                                      President and Chief Executive Officer



ATTEST:

By: /s/ Irving David
    ------------------------------
    Irving David
    Treasurer and Chief Financial Officer


                                      -2-